EXHIBIT 2.4

EXECUTION VERSION

MASTER AGREEMENT

BY AND BETWEEN

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

AND

PROTECTIVE LIFE INSURANCE COMPANY

DATED AS OF SEPTEMBER 30, 2015

i

ii

EXHIBIT A – Reinsured Policies as of June 30, 2015*

EXHIBIT B – Initial Net Settlement*

EXHIBIT C – Form of Reinsurance Agreement*

ANNEX A – Reserve Methodology*

ANNEX B – Restructuring Transactions*

Cedent Disclosure Schedule*

Section 1.1 – Knowledge of Cedent

Section 3.3 – Actions and Proceedings

Section 3.4 – No Conflict or Violations

Section 3.5 – Governmental Consents

Section 3.6(a) – Compliance with Applicable Laws

Section 3.6(b) – Compliance – Personal Information

Section 3.7 – Permits

Section 3.8(a) – Examinations by Governmental Authorities

Section 3.8(b) – Forms for Reinsured Policies

Section 3.8(d) – Compliance with Certain Insurance Laws Applicable to Reinsured Policies

Section 3.10(a) – Ceded Reinsurance Agreements

Section 3.10(b) – Assumed Reinsurance Agreements

Section 3.10(c) – Recapture Rights

Section 3.11 – Absence of Certain Changes

Section 3.12(b) – Actuarial Report

Section 3.12(c) – Excess Reinsurance Rate Increases

Section 3.12(d) – Security Interest in the Recoveries

Section 3.14 – Material Liabilities

Section 5.1 – Conduct of Business of the Company

Reinsurer Disclosure Schedule*

Section 1.1 – Knowledge of Reinsurer

Section 2.1 – Financing Approvals

Section 4.5 – Governmental Consents

Section 4.6 – Compliance

* The Exhibits, Annexes and Schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of the Exhibits, Annexes or the Schedules to the Securities and Exchange Commission upon request.

iii

MASTER AGREEMENT

This MASTER AGREEMENT, dated as of September 30, 2015 (this “Agreement”), is made by and between Genworth Life and Annuity Insurance Company, a Virginia-domiciled life insurance company (“Cedent”), and Protective Life Insurance Company, a Tennessee-domiciled life insurance company (“Reinsurer”).

WHEREAS, Cedent, Genworth Life Insurance Company, a Delaware-domiciled life insurance company (“GLIC”), and Genworth Life Insurance Company of New York, a New York-domiciled life insurance company (“GLICNY”), each have issued certain Reinsured Policies (as defined herein);

WHEREAS, GLIC has ceded to Cedent, and Cedent has reinsured from GLIC, certain risks and liabilities arising under the Reinsured Policies issued by GLIC pursuant to (i) the Reinsurance Agreement, dated as of July 1, 2003, by and between GLIC, as ceding company, and Cedent, as reinsurer, as amended prior to the date hereof or as contemplated hereby (the “2003 GLIC Reinsurance Agreement”); and (ii) the Reinsurance Agreement, dated as of October 1, 2004, by and between GLIC, as ceding company, and Cedent, as reinsurer, as amended prior to the date hereof or as contemplated hereby (the “2004 GLIC Reinsurance Agreement” and, together with the 2003 GLIC Reinsurance Agreement, the “GLIC Reinsurance Agreements”);

WHEREAS, GLICNY has ceded to Cedent, and Cedent has reinsured from GLICNY, certain risks and liabilities arising under the Reinsured Policies issued by GLICNY pursuant to the Reinsurance Agreement, dated as of July 1, 2003, by and between GLICNY, as ceding company and as successor by merger to American Mayflower Life Insurance Company, and Cedent, as reinsurer, as amended prior to the date hereof (the “GLICNY Reinsurance Agreement”);

WHEREAS, Cedent has reinsured or retroceded, as applicable, (i) to River Lake Insurance Company, a South Carolina-domiciled captive insurance company subsidiary of Cedent (“RLI”), certain of Cedent’s risks and liabilities arising under certain of the Reinsured Policies issued or reinsured by Cedent, pursuant to an Amended and Restated Reinsurance Agreement, effective July 1, 2003, between Cedent and RLI (the “River Lake I Reinsurance Agreement”); and (ii) to River Lake Insurance Company II, a South Carolina-domiciled captive insurance company subsidiary of Cedent (“RLII”), certain of Cedent’s risks and liabilities arising under the remainder of the Reinsured Policies issued or reinsured by Cedent, pursuant to an Amended and Restated Reinsurance Agreement, effective October 1, 2004, between Cedent and RLII (the “River Lake II Reinsurance Agreement” and, together with the River Lake I Reinsurance Agreement, the “RL Captive Reinsurance Agreements”);

WHEREAS, on or prior to the Closing Date, with effect as of the Effective Date, Cedent will recapture from each of RLI and RLII all of the risks and liabilities reinsured or retroceded, as applicable, to RLI or RLII pursuant to the RL Captive Reinsurance Agreements;

WHEREAS, Cedent has reinsured to Jamestown Life Insurance Company, a Virginia-domiciled life insurance company subsidiary of Cedent (“Jamestown”), a 10% quota share of Cedent’s risk and liabilities arising out of certain of the Reinsured Policies issued by Cedent, pursuant to the Automatic Coinsurance Agreement, effective January 1, 2001, by and between Cedent and Jamestown (the “Jamestown Reinsurance Agreement”);

WHEREAS, on or prior to the Closing Date, with effect as of the Effective Date, Cedent will recapture from Jamestown all of the risks and liabilities reinsured to Jamestown pursuant to the Jamestown Reinsurance Agreement;

WHEREAS, on or prior to the Closing Date, with effect as of Effective Date, GLIC and Cedent will amend the GLIC Reinsurance Agreements as contemplated by Annex B to this Agreement, in order to, among other things, cede to Cedent the 10% quota share of GLIC’s risks and liabilities arising out of certain of the Reinsured Policies issued by GLIC that is currently retained by GLIC; and

WHEREAS, on the Closing Date, Cedent and Reinsurer will enter into a Reinsurance Agreement substantially in the form attached as Exhibit C hereto (the “Reinsurance Agreement”), such that Reinsurer will reinsure from Cedent, on a 100% indemnity basis, as of the Effective Date, the Reinsured Benefits (as defined therein), subject to the terms, conditions and limitations set forth in the Reinsurance Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1. Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Action” means any civil, criminal or administrative action, arbitration, suit, claim, litigation, investigation, examination or similar proceeding, in each case before a Governmental Authority or an arbitrator.

“Affiliate” means any entity which is controlled by, controls or is under common control with, a given entity. For purposes of the foregoing, “control,” including the terms “controlling,” “controlled by” and “under common control” means the possession, direct or indirect, of the power to direct or cause the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Policies” means the fully underwritten level term life insurance policies but not any riders thereto (a) issued by GLIC or GLICNY and described in Section B of Exhibit A, (b) in-force as of December 31, 2014 and as of the Effective Time and (c) identified by policy number in the file referenced in Section A of Exhibit A (as such file may be replaced in accordance with the Reinsurance Agreement).

“Applicable Law” means any domestic or foreign, federal, state, county or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to any party hereto, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to any party hereto.

“Assumed IMR” means, as of any date, the aggregate statutory liability for interest maintenance reserve assumed by Reinsurer as of such date pursuant to the Reinsurance Agreement, as would be reported in the statutory financial statements of the Reinsurer using the NAIC-approved practices and procedures in force in Reinsurer’s Domicile as of such date.

“Assumed Policies” means the Affiliate Policies ceded to Cedent under the GLIC Reinsurance Agreements or the GLICNY Reinsurance Agreement.

“Assumed Reinsurance Agreements” means, together, the GLICNY Reinsurance Agreement and the GLIC Reinsurance Agreements.

“Base Ceding Commission” means $62,700,000.

“Books and Records” means all books and records (including computer generated, recorded or stored records) maintained primarily for or primarily relating to the Business that are in the possession or control of Cedent or any of its Affiliates, including any books and records used by Cedent or its Affiliates in the computation of Insurance Reserves or used to generate the factual data provided to Milliman in writing for use in connection with the preparation of the Actuarial Report; provided, however, that Books and Records excludes: (1) Tax Returns and Tax records and all other data and information with respect to Taxes; (2) files, records, data and information with respect to the employees of Cedent or its Affiliates; (3) records, data and information with respect to any employee benefit plan established, maintained or contributed to by Cedent or any of its Affiliates; (4) any materials prepared for the boards of directors or similar governing bodies of Cedent or any of its Affiliates; (5) any corporate minute books, stock records or similar corporate records of Cedent or its Affiliates; (6) any materials that are legally privileged for which Cedent or its Affiliates do not have a common interest with Reinsurer; (7) any information that is not permitted to be disclosed by Cedent to Reinsurer or its Affiliates pursuant to Applicable Law or pursuant to any contract to which Cedent or any of its Affiliates is a party; (8) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, Cedent and its Affiliates or Representatives with respect to the negotiation, valuation and consummation of the transactions contemplated under this Agreement and the other Transaction Agreements or the terms of engagement of such Representatives with respect thereto; (9) consolidated financial records (including general ledgers) of Cedent or its Affiliates, consolidated regulatory filings made by Cedent or its Affiliates and any related correspondence with Governmental Authorities, except to the extent the information contained therein specifically and separately identifies the Business and is not otherwise included in a Book and Record; and (10) contracts between third party vendors and Cedent or any of its Affiliates, except to the extent relating to the operation of the Business; provided, with respect to the foregoing clauses (6) and (7), that Cedent shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information and entering into joint defense agreements) that would enable such materials to be made available to Reinsurer; provided, further, that to the extent Books and Records contain information that relates to any business of Cedent and its Affiliates other than the Business, then such information shall not constitute “Books and Records” for purposes of this Agreement and may be redacted from the Books and Records for purposes of Section 2.4(d) and Section 5.2.

“Business” means the operation, administration, marketing, underwriting, sale, distribution, and reinsurance of the Reinsured Policies as conducted by Cedent or its applicable Affiliates on or prior to the date hereof.

“Business Day” means any day other than a Saturday, a Sunday, or any other day on which banking institutions in Richmond, Virginia, Birmingham, Alabama or New York, New York are required or authorized by Applicable Law to be closed.

“Ceded Reinsurance Agreements” means the reinsurance agreements under which Cedent, GLIC, GLICNY, Jamestown, RLI or RLII has ceded to reinsurers risks arising in respect of the Reinsured Policies, in each case that are (a) in force on the date hereof or (b) terminated on the date hereof but under which there remains any outstanding liability or obligation from any reinsurer thereunder; provided, that Ceded Reinsurance Agreements shall not include the RL Captive Reinsurance Agreements, the Assumed Reinsurance Agreements or the Jamestown Reinsurance Agreement.

“Ceded Reserves” shall equal (a) with respect to a Direct Policy, the Statutory Reserves for such Direct Policy, properly adjusted by Reinsurer’s Share, and then reduced by 100% of the reserves allocable to Excess Reinsurance with respect to such Direct Policy, and (b) with respect to an Assumed Policy, the Statutory Reserves as would be calculated using NAIC-approved statutory accounting practices and procedures in force in Cedent’s Domicile for such Assumed Policy, properly adjusted by Reinsurer’s Share, and then reduced by 100% of the reserves allocable to Excess Reinsurance with respect to such Assumed Policy.

“Ceded Total Reserves” shall equal (a) the Ceded Reserves for all then in-force Reinsured Policies minus (b) the amount of the deferred net premium asset for the in-force Reinsured Policies on a direct mode premium basis as would be calculated using NAIC-approved statutory accounting practices and procedures in force in Cedent’s Domicile.

“Cedent Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Cedent to Reinsurer concurrently with the execution and delivery of, and constituting a part of, this Agreement.

“Ceding Commission” means (a) the Base Ceding Commission plus (b) the Adjusted Initial Discounted IMR (as finally determined pursuant to Section 2.4).

“Confidentiality Agreement” means the confidentiality agreement dated March 23, 2015 between Protective Life Corporation and Genworth Financial, Inc.

“Covered Benefits” means the sum of (a) all death benefits arising under a Reinsured Policy (including all interest required under such Reinsured Policy or by Applicable Law whether payable to a beneficiary or escheated) and (b) all cash surrender values arising under a Reinsured Policy; provided, however, that Covered Benefits shall not include Excluded Interest.

“Covered Liabilities” means all liabilities and obligations incurred by Cedent, GLIC or GLICNY for Covered Benefits (a) under the express terms of the Reinsured Policies or (b) as a result of the payment of Covered Benefits consistent with then current standard industry practices with respect to the payment of claims and Existing Practices or, if applicable, Then Current Practices (each as defined in the Reinsurance Agreement).

“Credit for Reinsurance” means that Cedent is able to take full statutory financial statement credit for the reinsurance provided by the Reinsurance Agreement in its statutory financial statements filed in Cedent’s Domicile and any other jurisdiction in which Cedent is required by Applicable Law to file statutory financial statements, other than New York.

“Data Room” means the electronic data room named “Project Genesis” established by or on behalf of the Cedent and maintained by Intralinks, Inc.

“Direct Policies” means the fully underwritten level term life insurance policies but not any riders thereto (a) issued by Cedent and described in Section B of Exhibit A, (b) in-force as of December 31, 2014 and as of the Effective Time and (c) as identified by policy number in the file referenced in Section A of Exhibit A (as such file may be replaced in accordance with the Reinsurance Agreement).

“Discounted IMR” means, as of any date of determination, the present value, as of such date, of the Assumed IMR, determined using an amortization schedule consistent with the NAIC-approved practices and procedures in force in Reinsurer’s Domicile and applying an annual discount rate of 10%.

“Domicile” means the state or commonwealth in which a particular entity is domiciled; provided, however, that if Cedent’s domicile is the State of New York, Cedent’s domicile shall be deemed to be the Commonwealth of Virginia.

“Domicile SAP” means the statutory accounting practices and procedures prescribed in Cedent’s Domicile from time to time.

“Economic Reserves” shall have the meaning set forth in the Reinsurance Agreement.

“Effective Time” shall have the meaning set forth in the Reinsurance Agreement.

“Estimated Ceding Commission” means (a) the Base Ceding Commission plus (b) the Estimated Initial Discounted IMR.

“Estimated Initial Allowance” means an amount equal to the Estimated Initial Ceded Total Reserves, as set forth in Cedent’s Estimated Net Settlement Statement, minus the Estimated Initial Economic Reserves.

“Estimated Initial Economic Reserves” means $388,500,000.

“Excess Reinsurance” shall have the meaning set forth in the Reinsurance Agreement.

“Excluded Interest” means (a) interest on a death benefit arising under a Reinsured Policy to the extent such interest arises as a direct result of the failure by Cedent, GLIC, GLICNY or their respective delegees or subcontractors to act in accordance with (i) Applicable Law or, to the extent consistent therewith, (ii) then current standard industry practices with respect to the payment of claims or (iii) Existing Practices or, if applicable, Then Current Practices (each as defined in the Reinsurance Agreement); or (b) interest that accrues under a settlement option elected by the beneficiary of a death benefit.

“Extra-Contractual Obligations” shall have the meaning set forth in the Reinsurance Agreement.

“Governmental Authority” means any domestic or foreign, federal, state, county or local governmental or public agency, instrumentality, commission, authority or self-regulatory organization, board or body.

“Indemnitee” means any Person entitled to indemnification under this Agreement.

“Indemnitor” means any Person required to provide indemnification under this Agreement.

“Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, interest, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses); provided that any Indemnity Payment (x) shall in no event include any amounts constituting consequential, indirect, special or punitive damages (except to the extent incurred by a third party and actually paid to such third party in connection with a Third Party Claim), or any damages for lost profits, unless (1) such damages for lost profits do not constitute consequential, indirect, special or punitive damages of any Reinsurer Indemnified Person; (2) such damages for lost profits are recoverable under the laws of the State of New York; (3) the Indemnitee satisfies all elements necessary for proof of such damages for lost profits under such laws; and (4) such lost profits can be demonstrated by reference to the Actuarial Report and therefore to be within the reasonable contemplation of the parties (it being understood that nothing in this definition is intended to limit the effect of the statement set forth in the last sentence of Section 3.12(b), and that lost profits damages with respect to the reduction or elimination of any profits contemplated by the Actuarial Report shall in no event exceed the present value ascribed to any such remaining profits contemplated by the Actuarial Report as of the date of the Indemnifiable Loss giving rise to the related claim, calculated based on the assumptions on which the Actuarial Report was prepared and discounted using a discount rate of 10%), and (y) shall be net of any (1) amounts recovered by the Indemnitee for the Indemnifiable Losses for which such Indemnity Payment is made under any insurance policy, reinsurance agreement, warranty, or indemnity or otherwise from any Person other than a party hereto, and the Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to an Indemnifiable Loss after any indemnification with respect thereto has actually been paid pursuant to this Agreement; and (2) amounts specifically included in the calculation of the Adjusted Initial Ceded Total Reserves.

“Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement.

“Initial Assumed IMR” means the Assumed IMR as of the Effective Time.

“Initial Ceded Total Reserves” means the Ceded Total Reserves as of the Effective Time.

“Initial Discounted IMR” means the Discounted IMR as of the Effective Time.

“Initial Economic Reserves” means the Economic Reserves as of the Effective Time.

“Initial Net Settlement” means an amount equal to the result of (a) the Estimated Initial Ceded Total Reserves, plus (b) the Estimated Initial Assumed IMR, minus (c) the Estimated Initial Allowance, minus (d) the Estimated Ceding Commission, each as set forth in Cedent’s Estimated Net Settlement Statement.

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.

“Insurance Reserves” means the reserves for the payment of benefits, losses, claims, unearned premium and expenses under the Reinsured Policies.

“Knowledge of Cedent” means the actual knowledge, after reasonable investigation, of those persons identified in Schedule 1.1 of the Cedent Disclosure Schedule.

“Knowledge of Reinsurer” means the actual knowledge, after reasonable investigation, of those persons identified in Schedule 1.1 of the Reinsurer Disclosure Schedule.

“Liabilities” means any and all debts, liabilities, commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, whether arising in the past, present or future.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise) or results of operations of the Business, taken as a whole, but for purposes of this clause (a) excluding any such effect to the extent resulting from or arising out of: (i) any change, development, event or occurrence in general political, economic, or securities or financial market conditions (including changes in interest rates, changes in currency exchange rates, or changes in equity prices); (ii) any change, development, event or occurrence generally affecting participants in the life insurance, annuity or financial services industries; (iii) any change or proposed change in Domicile SAP or Applicable Law, or the interpretation or enforcement thereof; (iv) natural disasters, catastrophic events, pandemics, hostilities, acts of war or terrorism, or any escalation or worsening thereof; (v) the public announcement of any of the transactions contemplated by the Transaction Agreements; (vi) the identity of or facts related to Reinsurer; (vii) any action (A) taken by Cedent or any of its Affiliates, agents or representatives at the written instruction of or with the written consent of Reinsurer or (B) failed to be taken by Cedent or any of its Affiliates, agents or representatives because Reinsurer has withheld its consent in breach of an obligation under this Agreement not to withhold such consent; (viii) any downgrade or threatened downgrade in the rating assigned to GLICNY, GLIC or Cedent by any rating agency (but not the facts or circumstances giving rise to such downgrade or threatened downgrade); or (ix) any failure of GLICNY, GLIC or Cedent to meet any financial projections, forecasts, predictions, or targets (provided that this clause (ix) shall not by itself exclude the underlying causes of any such failure); except, in the case of clause (i) (ii), (iii) and (iv), to the extent such effect has a disproportionate effect on the Business taken as a whole relative to comparable businesses of other life insurance companies; or (b) the ability of Cedent and its Affiliates to perform their respective obligations under the Transaction Agreements, including consummation of the transactions contemplated hereby or thereby. For the avoidance of doubt, the inability of the Reinsurer to timely obtain the Financing Approvals, if applicable, will not be a Material Adverse Effect.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Permits” means licenses, permits, orders, approvals, registrations, authorizations and qualifications with Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Authority, or other entity.

“Personal Information” means personal, private, health or financial information about individual policyholders or benefit recipients under the Reinsured Policies.

“Premiums” means the direct term premium, including policy fees, additional substandard premiums and modal loadings payable to GLIC, GLICNY or the Cedent with respect to the Reinsured Policies.

“Producers” means the brokers, insurance agents, producers, distributors or other persons involved in the marketing and production of the Reinsured Policies.

“Reinsured Benefits” means (i) all Covered Liabilities payable by Cedent, GLIC or GLICNY under the Reinsured Policies after the Effective Date on account of dates of death or surrender on or after the Effective Date, appropriately adjusted by the Reinsurer’s Share, and then reduced by 100% of the death or surrender benefits which are payable to Cedent or GLIC in respect of such Reinsured Policy under the terms of Excess Reinsurance (including interest on and claims expenses with respect to such death or surrender benefits if such interest or such claims expenses are payable to Cedent or GLIC in respect of such Reinsured Policy under the terms of Excess Reinsurance), regardless of whether such amounts are actually paid to Cedent or GLIC by such Excess Reinsurance; and (ii) all Reinsurer Extra-Contractual Obligations.

“Reinsured Policies” means the Direct Policies and the Assumed Policies together.

“Reinsurer Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Reinsurer to Cedent concurrently with the execution and delivery of, and constituting a part of, this Agreement.

“Reinsurer Extra-Contractual Obligations” shall have the meaning set forth in the Reinsurance Agreement.

“Reinsurer Material Adverse Effect” means a material adverse effect on the ability of Reinsurer to perform its obligations under the Transaction Agreements, including consummation of the transactions contemplated hereby or thereby.

“Reinsurer’s Share” has the meaning set forth in the Reinsurance Agreement.

“Representative” means, with respect to any Person, such Person’s Affiliates and any directors, officer, employee, agent attorney or consultant of such Person or any such Affiliate.

“Reserve Methodology” means the methodologies, procedures, judgments and estimates for determining Economic Reserves set forth in Annex A.

“Restructuring Transactions” means the transactions set forth on Annex B.

“Statutory Reserves” shall equal the aggregate statutory reserves (including deficiency reserves and unearned premium reserves) in respect of the Reinsured Benefits as calculated by Cedent using the NAIC approved practices and procedures in force in Cedent’s Domicile from time to time. For the purposes of calculating the Initial Net Settlement, Cedent shall use the NAIC-approved practices and procedures in force in the Commonwealth of Virginia as of the Closing.

“Tax Return” means any report, estimate, extension request, information statement, claim for refund, or return relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof.

“Taxes” means any and all federal, state, local, or foreign income, premium, property (real or personal), sales, excise, employment, payroll, withholding, gross receipts, license, severance, stamp, occupation, windfall profits, environmental, customs duties, capital stock, franchise, profits, social security (or similar, including FICA), unemployment, disability, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto.

“Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement or an Affiliate thereof.

“Transaction Agreements” means this Agreement and the Reinsurance Agreement.

“Transaction Expenses” means, without duplication, all liabilities (except for any Taxes) incurred by any party hereto for fees, expenses, costs, or charges as a result of the contemplation, negotiation, efforts to consummate, or consummation of the transactions contemplated by this Agreement, including any fees and expenses of investment bankers, attorneys, accountants, or other advisors, and any fees payable by such parties to Governmental Authorities or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement.

In addition, the following terms shall have the respective meanings set forth in the following sections of this Agreement:

Term	Section
2003 GLIC Reinsurance Agreement	Recitals
2004 GLIC Reinsurance Agreement	Recitals
Actuarial Firm	2.4(c)
Actuarial Report	3.12(b)
Adjusted Allowance	2.4(e)(iv)
Adjusted Initial Assumed IMR	2.4(e)
Adjusted Initial Ceded Total Reserves	2.4(e)
Adjusted Initial Discounted IMR	2.4(e)
Adjusted Initial Economic Reserves	2.4(e)
Agreement	Preamble
Audited 2014 Financial Statements	3.12(a)(i)
Burdensome Condition	5.5(a)
Cedent	Preamble
Cedent Factual Data	3.12(b)
Cedent Financial Statements	3.12(a)(i)
Cedent Fundamental Representations	7.1(a)
Cedent Indemnified Persons	7.2(b)
Cedent’s Estimated Net Settlement Statement	2.3(a)
Cedent’s Final Reserve Statement	2.4(a)
Closing	2.1
Closing Date	2.1
Condition Satisfaction	2.1
Deadline Date	8.1(b)
Deductible	7.3(a)
Disputed Item	2.4(b)
Effective Date	2.1
Enforceability Exceptions	3.2
Estimated Initial Assumed IMR	2.3(a)
Estimated Initial Ceded Total Reserves	2.3(a)
Estimated Initial Discounted IMR	2.3(a)
Financing Approvals	2.1

Term	Section
GLIC	Recitals
GLIC Reinsurance Agreements	Recitals
GLICNY	Recitals
GLICNY Reinsurance Agreement	Recitals
Jamestown	Recitals
Jamestown Reinsurance Agreement	Recitals
Milliman	3.12(b)
New York Court	9.7(a)
Notice of Disagreement	2.4(b)
Order	3.3(a)
Policyholder Personal Information	5.3
Reinsurance Agreement	Recitals
Reinsurer	Preamble
Reinsurer Fundamental Representations	7.1(a)
Reinsurer Indemnified Persons	7.2(a)
Reserve Funding Transaction	5.5(d)
Resolution Period	2.4(c)
River Lake I Reinsurance Agreement	Recitals
River Lake II Reinsurance Agreement	Recitals
RL Captive Reinsurance Agreements	Recitals
RLI	Recitals
RLII	Recitals
Threshold Amount	7.3(a)
Unresolved Items	2.4(c)

ARTICLE II.

CLOSING; INITIAL REINSURANCE PREMIUM AND CEDING ALLOWANCE

SECTION 2.1. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m., New York City time, (i) on January 6, 2016 subject to (A) all the conditions set forth in Article VI having been satisfied or waived in accordance with this Agreement prior to such date and time (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) (the “Condition Satisfaction”) and (B) Reinsurer and its applicable Affiliates having received each of the approvals of Governmental Authorities set forth in Section 2.1 of the Reinsurer Disclosure Schedule (the “Financing Approvals”) not later than the date that is three (3) Business Days prior to January 6, 2016; or (ii) if the Condition Satisfaction does not occur prior to the date and time specified in the foregoing clause (i)(A) and/or Reinsurer and its applicable Affiliates have not received the Financing Approvals by the date specified in the foregoing clause (i)(B), then on the fifth (5th) Business Day following the later of (A) the date on which the Condition Satisfaction has occurred and (B) the date on which Reinsurer and its applicable Affiliates have received the Financing Approvals; or (iii) if the Condition Satisfaction has occurred but Reinsurer and its applicable Affiliates have not received all of the Financing

Approvals by June 22, 2016, then on June 30, 2016; in each case, subject to the satisfaction or waiver of all of the conditions set forth in Article VI in accordance with this Agreement prior to the date and time of the Closing (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions); or such other date, time, or place as is agreed to in writing by the parties hereto. The actual date and time on which the Closing occurs are referred to herein as the “Closing Date.” The “Effective Date” for purposes of this Agreement and the Reinsurance Agreement shall be the first day of the month in which the Closing occurs.

SECTION 2.2. Closing Deliveries.

(a) Cedent’s Closing Deliveries. At the Closing, Cedent shall make the payment contemplated by Section 2.3 and also deliver to Reinsurer:

(i) a certificate of Cedent duly executed by an authorized officer of Cedent, dated as of the Closing Date, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied; and

(ii) counterparts of the Reinsurance Agreement, duly executed by Cedent.

(b) Reinsurer’s Closing Deliveries. At the Closing, Reinsurer shall make the payment contemplated by Section 2.3 and also deliver to Cedent:

(i) a certificate of Reinsurer duly executed by an authorized officer of Reinsurer, dated as of the Closing Date, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied; and

(ii) counterparts of the Reinsurance Agreement, duly executed by Reinsurer.

SECTION 2.3. Payment at Closing.

(a) No later than five Business Days prior to the anticipated Closing Date, Cedent shall deliver to Reinsurer a statement, substantially in the form attached as Exhibit B (“Cedent’s Estimated Net Settlement Statement”), which shall be prepared as an estimate in good faith by Cedent in accordance with the Reserve Methodology and the definitions thereof after giving effect to the Restructuring Transactions on a pro forma basis, and shall set forth, in reasonable detail, Cedent’s estimated calculations of the Initial Ceded Total Reserves (the “Estimated Initial Ceded Total Reserves”), the Estimated Initial Economic Reserves, the Estimated Initial Allowance, the Initial Assumed IMR (“Estimated Initial Assumed IMR”), the Initial Discounted IMR (the “Estimated Initial Discounted IMR”), the Estimated Ceding Commission and the Initial Net Settlement. Cedent’s Estimated Net Settlement Statement shall be accompanied by a certificate signed by a senior officer of Cedent that Cedent’s Estimated Net Settlement Statement was prepared in accordance with this Section 2.3(a).

(b) As consideration for the reinsurance by Reinsurer of the Reinsured Policies and the Assumed IMR under the Reinsurance Agreement, on the Closing Date, Cedent shall pay to Reinsurer, pursuant to clause (d) of this Section 2.3 an amount equal to the sum of (i) the Estimated Initial Ceded Total Reserves and (ii) the Estimated Initial Assumed IMR, each as reflected on Cedent’s Estimated Net Settlement Statement.

(c) Simultaneously with the transfer described in the foregoing clause (b), Reinsurer shall pay to Cedent, pursuant to clause (d) of this Section 2.3, an amount equal to the sum of (A) the Estimated Initial Allowance and (B) the Estimated Ceding Commission, each as reflected on Cedent’s Estimated Net Settlement Statement and.

(d) On the Closing Date, Cedent and Reinsurer shall settle payments described in the foregoing clauses (b) and (c) on a net basis with Cedent paying to Reinsurer the Initial Net Settlement as reflected on Cedent’s Estimated Net Settlement Statement in cash by wire transfer of immediately available funds to an account designated by Reinsurer at least two Business Days prior to the Closing Date.

SECTION 2.4. Post-Closing Adjustments.

(a) No later than ninety (90) days following the Closing Date, Cedent shall deliver to Reinsurer a statement, substantially in the form attached as Exhibit B (the “Cedent’s Final Reserve Statement”), setting forth in reasonable detail Cedent’s calculation of the Initial Ceded Total Reserves, the Initial Economic Reserves, the Initial Assumed IMR and the Initial Discounted IMR in accordance with the Reserve Methodology and the definitions thereof, which amounts shall be calculated, to the extent applicable, based upon the inventory of Reinsured Policies in-force as of the Effective Date that is included in the in force cession file to be delivered by Cedent to Reinsurer within ten (10) Business Days following the Closing Date pursuant to Section 3(a) of Article II and Exhibit VI-A of the Reinsurance Agreement. The Cedent’s Final Reserve Statement shall be accompanied by a certificate signed by a senior officer of Cedent that Cedent’s Final Reserve Statement was prepared in accordance with this Section 2.4(a).

(b) If Reinsurer reasonably disagrees that Cedent’s Final Reserve Statement was not determined in accordance with Section 2.4(a) or believes that Cedent’s Final Reserve Statement contains mathematical errors, Reinsurer may, within thirty (30) days after receipt of Cedent’s Final Reserve Statement, deliver a notice of disagreement (a “Notice of Disagreement”) to Cedent disagreeing with Cedent’s Final Reserve Statement and specifying in reasonable detail each item that Reinsurer in good faith disputes (each, a “Disputed Item”) and the amount in dispute for each such Disputed Item (determined in accordance with the Reserve Methodology). If Reinsurer does not deliver a Notice of Disagreement within such thirty (30) day period, then the Initial Ceded Total Reserves, the Initial Economic Reserves, the Initial Assumed IMR and the Initial Discounted IMR shall be deemed to equal the amount provided in Cedent’s Final Reserve Statement.

(c) If a Notice of Disagreement was timely delivered pursuant to Section 2.4(b), Cedent and Reinsurer shall, during the fifteen (15) days following Cedent’s receipt of such Notice of Disagreement (the “Resolution Period”), seek in good faith to reach agreement on the

Disputed Items. If, by the end of the Resolution Period, Cedent and Reinsurer are unable to reach such agreement with respect to all of the Disputed Items, they shall promptly thereafter engage and submit the unresolved Disputed Items (the “Unresolved Items”) to Milliman (other than the Chicago office thereof) or other firm mutually agreed by the parties (the “Actuarial Firm”) which shall promptly review this Agreement and the Unresolved Items. The Actuarial Firm shall issue its written determination with respect to each Unresolved Item within thirty (30) days after the Unresolved Items are submitted for review. The Actuarial Firm’s determination of the Unresolved Items shall be in accordance with the Reserve Methodology and within the range of Cedent’s and Reinsurer’s disagreement with respect to each Unresolved Item, and the Actuarial Firm shall recalculate the Initial Ceded Total Reserves, the Initial Economic Reserves, the Initial Assumed IMR and the Initial Discounted IMR (as applicable) after giving effect to its resolution of the Unresolved Items. Each party shall use commercially reasonable efforts to furnish to the Actuarial Firm such work papers, books, records and documents and other information pertaining to the Unresolved Items as the Actuarial Firm may request. Absent manifest error, the determination of the Actuarial Firm shall be final, binding and conclusive on Cedent and Reinsurer. Judgment may be entered upon the determination by the Actuarial Firm in accordance with Section 9.7. The fees, expenses and costs of the Actuarial Firm incurred in rendering any determination pursuant to this Section 2.4 shall be split equally between Cedent and Reinsurer.

(d) Each party shall use commercially reasonable efforts to provide promptly to the other party all relevant information and reasonable access to employees as such other party may reasonably request in connection with its review of the Cedent’s Estimated Net Settlement Statement, the Cedent’s Final Reserve Statement or the Notice of Disagreement, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices (subject to the requesting party and its Representatives entering into any reasonable customary undertakings required by the other party’s accountants in connection therewith), and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the Initial Ceded Total Reserves, the Initial Economic Reserves, the Initial Assumed IMR and the Initial Discounted IMR; provided, that Cedent shall not be required to provide Reinsurer with any information set forth in the provisos to the definition of “Books and Records.”

(e) As used herein, the “Adjusted Initial Ceded Total Reserves,” “Adjusted Initial Economic Reserves,” “Adjusted Initial Assumed IMR” and “Adjusted Initial Discounted IMR” shall be Initial Ceded Total Reserves, Initial Economic Reserves, Initial Assumed IMR and/or Initial Discounted IMR, respectively, each as finally determined pursuant to this Section 2.4. Following final determination of the Adjusted Initial Ceded Total Reserves, Adjusted Initial Economic Reserves, Adjusted Initial Assumed IMR and Adjusted Initial Discounted IMR, whether by the absence of timely delivery of Notice of Disagreement or pursuant to Section 2.4(c):

(i) Cedent shall pay to Reinsurer the excess, if any, of the Adjusted Initial Ceded Total Reserves over the Estimated Initial Ceded Total Reserves; and Reinsurer shall pay to Cedent the excess, if any, of the Estimated Initial Ceded Total Reserves over the Adjusted Initial Ceded Total Reserves;

(ii) Cedent shall pay to Reinsurer the excess, if any, of the Adjusted Initial Assumed IMR over the Estimated Initial Assumed IMR; and Reinsurer shall pay to Cedent the excess, if any, of the Estimated Initial Assumed IMR over the Adjusted Initial Assumed IMR;

(iii) Cedent shall pay to Reinsurer the excess, if any, of the Estimated Initial Discounted IMR over the Adjusted Initial Discounted IMR; and Reinsurer shall pay to Cedent the excess, if any, of the Adjusted Initial Discounted IMR over the Estimated Initial Discounted IMR; and

(iv) Cedent shall pay to Reinsurer the excess, if any, of the Estimated Initial Allowance over the Adjusted Allowance; and Reinsurer shall pay to Cedent the excess, if any, of the Adjusted Allowance over the Estimated Initial Allowance. “Adjusted Allowance” means the difference of the Adjusted Initial Ceded Total Reserves and the Adjusted Initial Economic Reserves.

The payments contemplated by the foregoing clauses (i)-(iv) of this Section 2.4(e) shall be settled on a net basis within five (5) Business Days after such amounts have been resolved pursuant to this Section 2.4, by wire transfer of immediately available funds to an account designated by Reinsurer or Cedent, as applicable. The amount of any payment to be made pursuant to this Section 2.4(e) shall not bear any interest.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF CEDENT

Subject to and as qualified by the matters set forth in the Cedent Disclosure Schedule (subject to Section 9.3(g)), Cedent represents and warrants to Reinsurer as of the date hereof and as of the Closing Date as follows:

SECTION 3.1. Organization, Standing and Corporate Power. Cedent is a life insurance company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Cedent has all requisite corporate power and authority to carry on the operations of its business as they are now being conducted and to own, lease and operate its properties and assets. Cedent is duly qualified or licensed to do business as a foreign company in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Cedent will have obtained all authorizations and approvals required under Applicable Law to perform the obligations contemplated of Cedent under the Transaction Agreements.

SECTION 3.2. Authority. Cedent has the requisite corporate power and authority to enter into the Transaction Agreements, to consummate the transactions contemplated thereby and to perform the obligations thereunder. The execution and delivery by Cedent of the Transaction Agreements, the consummation by Cedent of the transactions contemplated thereby and the performance by Cedent of its obligations thereunder have been duly authorized by all necessary corporate or other organizational action on the part of Cedent. Each of the Transaction

Agreements has been or, with respect to the Transaction Agreements to be executed and delivered at the Closing, will be duly executed and delivered by Cedent and, assuming the Transaction Agreements constitute legal, valid and binding agreements of the other parties thereto, constitute legal, valid and binding obligations of Cedent, enforceable against Cedent in accordance with their terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (a) and (b) shall be referred to as, the “Enforceability Exceptions”).

SECTION 3.3. Actions and Proceedings. Except as set forth in Section 3.3 of Cedent Disclosure Schedule, there are no:

(a) outstanding orders, decrees, injunctions or judgments by or with any Governmental Authority (“Orders”) in effect against the Cedent, GLIC or GLICNY that restrict materially the conduct of the Business or that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

(b) Actions pending or, to the Knowledge of Cedent, threatened in writing with respect to the Business (other than Actions solely involving claims under or in connection with Reinsured Policies in the ordinary course of business seeking only damages that are within applicable policy limits) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.4. No Conflict or Violation. Except as set forth in Section 3.4 of Cedent Disclosure Schedule, the execution, delivery and performance by Cedent of the Transaction Agreements and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions thereof will not:

(a) violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of Cedent;

(b) violate, conflict with, result in the breach of any of the terms of, any loss of rights under or modification of the effect of, otherwise give any other contracting party the right to accelerate, terminate or cancel, or constitute (or with notice or lapse of time or both, constitute) a default under, any contract with respect to the Business to which Cedent is a party or by or to which any of its or their properties may be bound or subject;

(c) violate any Order, judgment, injunction, condition, agreement, award or decree of any court, arbitrator or Governmental Authority, foreign or domestic, against or imposed or binding upon, Cedent; or

(d) subject to obtaining the consents and approvals, making the filings and giving the notices referred to in Section 3.5, violate any Applicable Law; or

(e) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any Permit related to the Business;

except, in the case of clauses (b), (c), (d) and (e) of this Section 3.4, for such breaches, losses of rights, accelerations, conflicts, modifications, terminations, violations, defaults, impairments or revocations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.5. Governmental Consents. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Cedent in connection with the execution, delivery and performance of this Agreement or the Reinsurance Agreement by Cedent, or the consummation by Cedent of the transactions contemplated hereby or thereby, except for the approvals, filings, and notices set forth in Section 3.5 of the Cedent Disclosure Schedule and such consents, approvals, authorizations, declarations, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.6. Compliance.

(a) Except as disclosed in Section 3.6(a) of the Cedent Disclosure Schedule, since January 1, 2013, the Business has been conducted in compliance in all material respects with Applicable Laws. Except as disclosed in Section 3.6 of the Cedent Disclosure Schedule, since January 1, 2013, none of Cedent or any of its Affiliates has received any written notice from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of any Cedent or any of its Affiliates to comply with, any Applicable Law in any material respect with respect to the Business.

(b) Except as disclosed in Section 3.6(b) of the Cedent Disclosure Schedule, the collection, storage, use and dissemination by Cedent or its Affiliates in the operation of the Business of any Personal Information is and has, since January 1, 2013, been in compliance with all applicable privacy policies, terms of use, contractual requirements and Applicable Law except to the extent such failure to comply would not reasonably be expected to result in a Material Adverse Effect. Cedent and its Affiliates use commercially reasonable measures to protect the secrecy of Personal Information that they collect and maintain in connection with the Business and to prevent unauthorized access to such Personal Information by any Person. With respect to the Business, Cedent and its Affiliates engaged in the Business have implemented and maintain a security plan which (i) is designed to implement and monitor effective and commercially reasonable administrative, electronic and physical safeguards to ensure that confidential information and Personal Information are protected against unauthorized access, disclosure, use, modification or other misuse or misappropriation thereof and (ii) prescribes notification procedures in compliance with Applicable Laws in the case of any breach of security compromising Personal Information.

SECTION 3.7. Permits. Except as set forth in Section 3.7 of Cedent Disclosure Schedule, (a) to the Knowledge of Cedent, each of Cedent, GLIC and GLICNY, as applicable,

held, at the time it issued any Reinsured Policies, all material Permits required under Applicable Law in order to issue such Reinsured Policies, and (b) each of Cedent, GLIC and GLICNY, as applicable, holds all material Permits required under Applicable Law that are necessary to entitle them to conduct the Business as currently conducted. All such material Permits referred to under clause (b) of this Section 3.7 are valid and in full force and effect. Cedent is not an investment company subject to registration under the Investment Company Act of 1940, as amended.

SECTION 3.8. Insurance Matters.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, since January 1, 2013, each of Cedent, GLIC and GLICNY has filed all reports, statements, registrations, filings or submissions that are required under Applicable Law to be filed with any Governmental Authority and that relate in whole or in substantial part to the Business, and all such reports, statements, documents, registrations, filings or submissions were true, complete and accurate when filed in all material respects. To the Knowledge of Cedent, Cedent has made available to Reinsurer true, correct and complete copies of all material reports, statements, documents, registrations, filings or submissions, and all reports on financial examination, market conduct reports and other reports (in final form) delivered by any Governmental Authority in respect of the Business since January 1, 2013. As of the date of this Agreement, none of Cedent, GLIC, GLICNY or any of their Affiliates is subject to any pending financial or market conduct examination by any Governmental Authority in connection with the Business except as set forth in Section 3.8(a) of Cedent Disclosure Schedule.

(b) Except as set forth in Section 3.8(b) of Cedent Disclosure Schedule, to the Knowledge of Cedent, the Reinsured Policies, to the extent required under Applicable Law, have been issued on forms approved by the applicable insurance regulatory authority or filed and not objected to by such insurance regulatory authority within the period provided for objection, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No material deficiencies have been asserted in writing by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved.

(c) Since January 1, 2013, the Reinsured Policies have been administered in all material respects in accordance with the applicable policy forms and requirements of Applicable Law.

(d) Except as set forth in Section 3.8(d) of Cedent Disclosure Schedule, and to the extent applicable to the Reinsured Policies, to the Knowledge of Cedent, each of Cedent, GLIC, GLICNY and their respective Affiliates is and has been in compliance in all material respects with all Applicable Laws regulating the marketing and sale of life insurance policies, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 3.8(d), (i) “advertisement” means any material designed to create public interest in life insurance policies or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract, and (ii) “replacement transaction” means a transaction in which a new life insurance policy is to be purchased by a prospective insured and the proposing producer knows or should know that one or more existing life insurance policies will lapse, or will be forfeited, surrendered, reduced in value or pledged as collateral.

SECTION 3.9. Reserved.

SECTION 3.10. Reinsurance.

(a) Section 3.10(a)(i) of Cedent Disclosure Schedule sets forth a complete list of Ceded Reinsurance Agreements in effect as of the date hereof. Cedent has made available to the Reinsurer true and correct copies of each of the Ceded Reinsurance Agreements. Except as set forth in Section 3.10(a)(ii) of Cedent Disclosure Schedule, no party to any Ceded Reinsurance Agreement has given the other party written notice of termination (provisional or otherwise) under any Ceded Reinsurance Agreement with respect to the Reinsured Policies. None of Cedent, GLIC or GLICNY, or, to the Knowledge of Cedent, any other party is in material breach or default under any Ceded Reinsurance Agreement. Except as set forth in Section 3.10(a)(iii) of Cedent Disclosure Schedule, each such Ceded Reinsurance Agreement with respect to the Reinsured Policies is in full force and effect and is valid and enforceable against Cedent, GLIC or GLICNY, as applicable, and, to the Knowledge of Cedent, each other party thereto in accordance with its terms, subject to the Enforceability Exceptions.

(b) Except for the Assumed Reinsurance Agreements or as set forth on Section 3.10(b) of the Cedent Disclosure Schedule, neither Cedent, GLIC nor GLICNY is a party to any reinsurance, retrocession or similar contracts under which any Person cedes to Cedent, GLIC or GLICNY any risks included in the Business, whether or not any such contract is currently accepting new business.

(c) As of the Closing Date, GLICNY will have no present right under the terms of the GLICNY Reinsurance Agreement to recapture all or any part of the reinsurance ceded thereunder, with or without giving of notice, as a result of the event described in Section 3.10(c) of the Cedent Disclosure Schedule.

(d) As of December 31, 2014, each Reinsured Policy was ceded, in whole or in part, pursuant to either the River Lake I Reinsurance Agreement or the River Lake II Reinsurance Agreement.

SECTION 3.11. Absence of Certain Changes. Except as set forth in Section 3.11 of Cedent Disclosure Schedule, from December 31, 2014 through the date hereof, (a) the Business has been conducted in all material respects in the ordinary course of business consistent with past practices, (b) there has not been any event, occurrence or condition of any character that has had, or which would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect and (c) none of Cedent, GLIC, GLICNY, or any of their Affiliates has taken any action or failed to take any action that would have resulted in a breach of any of the covenants set forth in Section 5.1, had Section 5.1 been in effect since December 31, 2014.

SECTION 3.12. Cedent Financial Statements; Reserves.

(a) Financial Statements.

(i) Cedent has made available to Reinsurer true, correct and complete copies of the following statutory statements, as filed with the insurance regulatory authority of Cedent’s state of domicile, together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith: (A) Cedent’s unaudited annual statutory financial statements, as of and for the years ended December 31, 2013 and December 31, 2014, (B) Cedent’s audited annual statutory financial statements as of and for the year ended December 31, 2013, (C) Cedent’s audited annual statutory financial statements as of and for the year ended December 31, 2014 (the “Audited 2014 Financial Statements”) and (C) the unaudited quarterly statutory financial statements of Cedent as of and for the quarter ended June 30, 2015 (collectively, the “Cedent Financial Statements”). The Cedent Financial Statements have been prepared in accordance with the Domicile SAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly, in all material respects, the statutory financial position, results of operations and cash flows of Cedent at and for the respective periods indicated therein. To the Knowledge of Cedent, no material deficiency has been asserted in writing by any Governmental Authority with respect to any Cedent Financial Statements that remains unresolved prior to the date hereof.

(ii) Subject to Section 9.12, the Insurance Reserves as of December 31, 2014 reflected on the Audited 2014 Financial Statements: (A) were computed in all material respects in accordance with generally accepted actuarial standards consistently applied and (B) were fairly stated in accordance with Domicile SAP and Applicable Law.

(b) Cedent has made available to Reinsurer a true, complete and correct copy of the “Actuarial Appraisal of River Lake I and River Lake II Blocks of Business” prepared by Milliman, Inc. (“Milliman”) with respect to the Business dated April 20, 2015, and all supplements and addenda thereto (the “Actuarial Report”). Except as set forth in Section 3.12(b) of Cedent Disclosure Schedule, to the Knowledge of Cedent, the factual data furnished by Cedent and its Affiliates in writing to Milliman with respect to the Business for its use in connection with the preparation of the Actuarial Report (the “Cedent Factual Data”) was (i) derived from the Books and Records, (ii) generated from the same underlying systems that were utilized by Cedent or its applicable Affiliates to prepare the Audited 2014 Financial Statements to the extent applicable and (iii) accurate in all material respects as of the date such Cedent Factual Data was furnished to Milliman. In the good faith judgment of Cedent and in the context of industry practices for the preparation of third party actuarial reports to be used in the sale of a block of life insurance business, the Cedent Factual Data was complete in all material respects as of the date furnished to Milliman. Except as set forth in Section 3.12(b) of the Cedent Disclosure Schedule, as of the date hereof, Milliman has not issued to Cedent or its Affiliates any new or revised report with respect to the Business or any errata with respect to the Actuarial

Report nor has it notified Cedent or any of its Affiliates that the Actuarial Report is inaccurate in any material respect. Notwithstanding anything in this Agreement to the contrary, Cedent does not guarantee the projected results included in the Actuarial Report, or make any representation or warranty (x) with respect to any estimates, projections, predications, forecasts, assumptions, methodologies and judgments in the Actuarial Report or the assumptions on the basis of which such information or data was prepared (including, without limitation, as to future mortality, policyholder behavior, expense, investment experience and other actuarial factors with respect to the Business or its associated liabilities or assets) or (y) to the effect that the projected profits set forth in the Actuarial Report will be realized.

(c) Except as set forth in Section 3.12(c) of the Cedent Disclosure Schedule or included in the Cedent Factual Data, from January 1, 2015 to the date hereof, none of Cedent or any of its Affiliates has received any written notice of any actual or proposed increase in the reinsurance rates payable under any Excess Reinsurance with respect to the Reinsured Policies, and no such increase has occurred.

(d) Except as set forth in Section 3.12(d) of the Cedent Disclosure Schedule or as contemplated by the Reinsurance Agreement, Cedent has not granted a security interest in the Recurring Reinsurance Premiums (as defined in the Reinsurance Agreement) to any Person.

SECTION 3.13. Books and Records. The Books and Records (i) have been maintained in all material respects in accordance with sound business practices and Applicable Law and (ii) to the Knowledge of Cedent, have been prepared using processes and procedures for which there are no material weaknesses or significant deficiencies in internal controls over financial reporting that adversely affect the ability of Cedent to accurately present and reflect in all material respects all of the Business and other transactions and actions related thereto.

SECTION 3.14. No Undisclosed Material Liabilities. The Business does not have any material Liabilities of a type that are required to be set forth on a balance sheet prepared in accordance with Domicile SAP, except (a) as set forth in Section 3.14 of Cedent Disclosure Schedule, (b) Liabilities disclosed or reserved against in the Cedent Financial Statements, or (c) liabilities and obligations that (x) were incurred after December 31, 2014 in the ordinary course of business and (y) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.15. Brokers and Finders. No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Cedent or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, except Goldman Sachs & Co., whose fees for services rendered in connection therewith will be paid by Cedent.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF REINSURER

Subject to and as qualified by the matters set forth in the Reinsurer Disclosure Schedule (subject to Section 9.3(g)), Reinsurer represents and warrants to Cedent as of the date hereof and as of the Closing Date as follows:

SECTION 4.1. Organization, Standing and Corporate Power. Reinsurer is a life insurance company duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has all requisite corporate power and authority to carry on the operations of its business as they are now being conducted and to own, lease and operate its properties and assets. Reinsurer is duly qualified or licensed to do business as a foreign company in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect. As of the Closing Date, Reinsurer will have obtained all authorizations and approvals required under Applicable Law to perform the obligations contemplated of Reinsurer under the Transaction Agreements.

SECTION 4.2. Authority. Reinsurer has the requisite corporate power and authority to enter into the Transaction Agreements, to consummate the transactions contemplated thereby and to perform the obligations thereunder. The execution and delivery by Reinsurer of the Transaction Agreements, the consummation by Reinsurer of the transactions contemplated thereby and the performance by the Reinsurer of its obligations thereunder have been duly authorized by all necessary corporate or other organizational action on the part of Reinsurer. Each of the Transaction Agreements has been or, with respect to the Transaction Agreements to be executed and delivered at the Closing, will be duly executed and delivered by Reinsurer and, assuming the Transaction Agreements constitute legal, valid and binding agreements of the other parties thereto, constitute legal, valid and binding obligations of Reinsurer, enforceable against Reinsurer in accordance with their terms, except that enforcement may be subject to the Enforceability Exceptions.

SECTION 4.3. Actions and Proceedings. There are no:

(a) outstanding Orders in effect against Reinsurer that, individually or in the aggregate, would reasonably be expected to have a Reinsurer Material Adverse Effect; or

(b) Actions pending or, to the Knowledge of Reinsurer, threatened in writing against Reinsurer of any kind that would, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect.

SECTION 4.4. No Conflict or Violation. The execution, delivery and performance by Reinsurer of the Transaction Agreements and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions thereof will not:

(a) violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of Reinsurer;

(b) violate, conflict with, result in the breach of any of the terms of, any loss of rights under or modification of the effect of, otherwise give any other contracting party the right to accelerate, terminate or cancel, or constitute (or with notice or lapse of time or both, constitute) a default under, any contract to which Reinsurer is a party or by or to which any of its or their properties may be bound or subject;

(c) violate any Order, judgment, injunction, condition, agreement, award or decree of any court, arbitrator or Governmental Authority, foreign or domestic, against or imposed or binding upon, Reinsurer; or

(d) subject to obtaining the consents and approvals, making the filings and giving the notices referred to in Section 4.5, violate any Applicable Law; or

(e) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any Permit related to the Reinsurer’s business;

except, in the case of clauses (b), (c), (d) and (e) of this Section 4.4, for such breaches, losses of rights, accelerations, conflicts, modifications, terminations, violations, defaults, impairments or revocations that would not, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect.

SECTION 4.5. Governmental Consents. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Reinsurer in connection with the execution, delivery and performance of this Agreement or the Reinsurance Agreement by Reinsurer, or the consummation by Reinsurer of the transactions contemplated hereby or thereby, except for the approvals, filings, and notices set forth in Section 4.5 of the Reinsurer Disclosure Schedule and such consents, approvals, authorizations, declarations, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect.

SECTION 4.6. Compliance. Except as disclosed in Section 4.6 of the Reinsurer Disclosure Schedule, since January 1, 2013 Reinsurer is and has been in compliance in all material respects with all Applicable Laws, its Articles of Incorporation and Bylaws or other organizational documents and all material Permits issued to Reinsurer by any Governmental Authority, except for any non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect.

SECTION 4.7. Licensing Status. Reinsurer is licensed in Cedent’s Domicile such that Cedent could take Credit For Reinsurance if the cession contemplated by the Reinsurance Agreement occurred on the date hereof (with respect to this representation and warranty given as of the date hereof) and on the Closing Date (with respect to this representation and warranty given as of the Closing Date).

SECTION 4.8. Brokers and Finders. No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Reinsurer or its Affiliates in connection with this Agreement or the transactions contemplated hereby, except for any such broker, finder or financial adviser, whose fees for services rendered in connection herewith will be paid by Reinsurer.

ARTICLE V.

COVENANTS

SECTION 5.1. Conduct of Business of the Company. Except as expressly permitted by this Agreement, as required by Applicable Law or Domicile SAP, as set forth in Section 5.1 of the Cedent Disclosure Schedule, as Reinsurer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned, or delayed) or in the event Reinsurer fails to respond to a written request for consent within five (5) Business Days after receipt of such request, from the date of this Agreement to the Closing Date, Cedent shall operate the Business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact the current relationships of the Business with its employees, policyholders, Insurance Regulators and others having material relationships with the Business. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing Date, except as expressly permitted by this Agreement, as required by Applicable Law or Domicile SAP, as set forth in Section 5.1 of the Cedent Disclosure Schedule, as Reinsurer otherwise consents in writing (which consent shall not, other than with respect to clauses (e) or (g) of this Section 5.1, be unreasonably withheld, conditioned, or delayed) or in the event Reinsurer fails to respond to a written request for consent within five (5) Business Days after receipt of such request, Cedent shall not, and shall not cause or permit any of its Affiliates to, do any of the following without the consent of Reinsurer:

(a) make any material change in the conduct of the Business, including the licensure of Cedent as an insurer or reinsurer in the State of Delaware, Commonwealth of Virginia or change the Domicile of Cedent to the State of New York;

(b) make any material change in the accounting, actuarial, financial reporting, reserving or claims administration policies, practices, or principles used in connection with the Business;

(c) (A) waive or release any material claim or litigation or waive any material right with respect to the Business, other than in the ordinary course of business consistent with past practice, or (B) enter into any settlement or release with respect to any Action or Order with respect to the Business (except for claims under Reinsured Policies in the ordinary course of business consistent with past practice and within applicable policy limits), unless such settlement or release contemplates only the payment of money without ongoing limits on the conduct or operation of the Business;

(d) abandon, modify, waive or terminate any material Permit to the extent used in the Business;

(e) (A) amend, terminate (or consent to the termination of), waive any material rights under or, other than pursuant to its current terms and in the ordinary course of business consistent with past practice, renew or extend, any Ceded Reinsurance Agreements with respect to the Reinsured Policies or settle any disputes thereunder to the extent that any such actions relate in whole or in part to the Reinsured Policies or (B) enter into any new reinsurance agreement that would constitute a Ceded Reinsurance Agreement with respect to any Reinsured Policy or, in each case, cause or permit GLIC, GLICNY, Jamestown, RLI or RLII to take any such action;

(f) except in the ordinary course of business consistent with past practice, make any material changes in the terms or policies with respect to the payment of commissions or other compensation to any Producers with respect to the Business;

(g) terminate, recapture any liabilities ceded under, commute, modify, supplement, amend or waive compliance with any material provision of the Assumed Reinsurance Agreements; or

(h) enter into a binding agreement to take any of the foregoing actions.

SECTION 5.2. Access to Information; Confidentiality. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement, Reinsurer, at its own expense, shall have the right to inspect all Books and Records and to interview employees or officers of Cedent or its Affiliates having knowledge of the Business at any reasonable time during normal business hours at the office of Cedent, in each case as Reinsurer may reasonably request; provided, however, that Cedent shall not be obligated to provide access to any such Books and Records if doing so would violate a contract, agreement or obligation of confidentiality owing to a third party or jeopardize the protection of an attorney-client privilege, it being understood that Cedent shall use commercially reasonable efforts to obtain waivers or make other arrangements (including by redacting information or entering into joint defense agreements) to enable such information to be furnished or made available to Reinsurer without so jeopardizing privilege or contravening such obligation. Without limiting the terms thereof, the Confidentiality Agreement shall govern the obligations of Reinsurer and its Representatives with respect to all information of any type furnished or made available to them pursuant to this Section 5.2.

SECTION 5.3. Confidentiality of Policyholder Personal Information. From and after the date hereof, Cedent shall not, and shall cause its Affiliates and its and their directors, officers and employees not to, disclose to any Person (including any of the Producers or any other insurance agent, broker or other producer) any personally identifiable information pertaining to the holders of Reinsured Policies (“Policyholder Personal Information”), including in connection with any “program of internal replacement”, except for disclosures (a) to any Producers in connection with the ordinary course administration of the Reinsured Policies produced or marketed by such Producers, consistent with past practices, (b) required by Applicable Law or any Governmental Authority after prior notice has been given to Reinsurer, if reasonably practicable (including any report, statement, testimony or other submission to such Governmental Authority), or (c) as may be reasonably necessary to be disclosed in connection with any dispute with respect to the Transaction Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to Cedent or its Affiliates in the course of any litigation, investigation, arbitration or administrative proceeding). Cedent shall instruct its directors, officers and employees having access to Policyholder Personal Information of the confidentiality obligations set forth in this Section 5.3, and Cedent shall be liable to Reinsurer for any violation of such obligations by such Persons. Notwithstanding anything in this Section to the contrary, the parties acknowledge and agree that each party may share any Policyholder Personal Information with (i) any Insurance Regulator or (ii) the Internal Revenue Service or any other taxing authority as each party deems necessary or advisable in its good faith judgment.

SECTION 5.4. Commercially Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Agreements.

SECTION 5.5. Consents, Approvals and Filings.

(a) Subject to the terms and conditions hereof, Cedent and Reinsurer shall each use its reasonable best efforts, and shall cooperate fully with each other: (i) to comply as promptly as practicable with all requirements of Government Authorities applicable to the transactions contemplated by the Transaction Agreements; and (ii) to obtain as promptly as practicable all necessary permits, orders, or other consents, approvals or authorizations of Governmental Authorities and consents or waivers of all other third parties necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements (including, for all purposes of this Section 5.5, those set forth in Section 3.5 of the Cedent Disclosure Schedule and those set forth in Section 4.5 of the Reinsurer Disclosure Schedule, and, except as otherwise expressly provided in this Section 5.5, the Financing Approvals). In connection therewith, Cedent and Reinsurer shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by the Transaction Agreements, shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Authorities as such Governmental Authorities may request, shall take and shall cause their respective Affiliates to take all steps that are necessary, proper or advisable to avoid any Action by any Governmental Authority with respect to the transactions contemplated by the Transaction Agreements, and shall defend or contest in good faith any Action by any third party (including any Governmental Authority), whether judicial or administrative, challenging any of the Transaction Agreements or the transactions contemplated thereby, or that could otherwise prevent, impede, interfere with, hinder, or delay in any material respect the consummation of the transactions contemplated thereby, and shall consent to and comply with any condition imposed by any Governmental Authority on its grant of any such permit, order, consent, approval, or authorization, other than any such condition that, in the case of Cedent, results in a material impairment of the aggregate economic benefits, taken as a whole, that, as of the date hereof, Cedent and its Affiliates reasonably expect to obtain from the transactions contemplated by the Transaction Agreements (a “Burdensome Condition”). Subject to Section 5.5(d), each of the parties shall provide to the other party copies of all applications or other communications to Governmental Authorities in connection with this Agreement in advance of the filing or submission thereof; provided, in no event will any party be required to disclose to the other party any trade secrets or personally identifiable information or personal financial information in respect of itself or any of its Representatives.

(b) Without limiting the generality of the foregoing, promptly following the date hereof, each of Reinsurer and Cedent shall, and shall cause their respective Affiliates to, file with all applicable Insurance Regulators requests for approval that are required to be obtained by Reinsurer, Cedent or such Affiliates, respectively, in connection with the transactions contemplated by the Transaction Agreements. Subject to Section 5.5(d):

(i) a reasonable time prior to furnishing any written materials to any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, each party shall furnish to the other party a copy thereof (provided, in no event will any party be required to disclose to the other party any trade secrets or personally identifiable information or personal financial information in respect of itself or any of its Representatives), and such other party shall have a reasonable opportunity to provide comments thereon, which comments shall be considered in good faith by the party furnishing such information to the Insurance Regulator;

(ii) each party shall give to the other party prompt written notice if it receives any notice or other communication from any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, and, in the case of any such notice or communication that is in writing, shall promptly furnish the other party with a copy thereof, provided that any such notice or communication may be redacted by the receiving party to the extent related to matters other than approvals of Governmental Authorities necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements; and

(iii) each party shall give to the other party reasonable prior written notice of the time and place when any meetings, telephone calls (except with respect to routine administrative matters), or other conferences may be held by it with any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, and the other party shall have the right to have a representative or representatives attend or otherwise participate in any such meeting, telephone call, or other conference.

(c) Reinsurer and Cedent shall, upon request, furnish each other with all information concerning themselves, their respective Affiliates, directors, officers and shareholders, the Business and such other matters as may be reasonably necessary or advisable in connection with the preparation of any statement, filing, notice or application made by or on their behalf to any Governmental Authority in connection with the transactions contemplated by the Transaction Agreements.

(d) Without limiting the generality of the foregoing, Reinsurer will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to obtain by December 31, 2015 all of the Financing Approvals; it being understood that if the Financing Approvals are not obtained prior to December 31, 2015, Reinsurer shall continue to use its reasonable best efforts to so obtain such approvals as promptly as practicable thereafter. Reinsurer shall keep Cedent generally informed on an ongoing basis with regard to the status of its efforts to obtain the Financing Approvals; but Reinsurer shall have no obligation to disclose to Cedent any filings or applications with, or other communications made to or received from, any Governmental Authority to the extent related to the Financing Approvals or the reserve funding transaction contemplated thereby (the “Reserve Funding Transaction”), or to afford Cedent the opportunity to comment thereon. Cedent shall not be entitled to participate in any meeting, telephone call or other conference between Reinsurer (or any of its Representatives) and any Governmental Authority, in each case to the extent relating to the Financing Approvals or the Reserve Funding Transaction.

SECTION 5.6. Ceded Reinsurance Agreements.

(a) From the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement, Cedent will use its reasonable best efforts to seek consents from the reinsurers under the Ceded Reinsurance Agreements to waive any retention requirements applicable to the Reinsured Policies under the applicable Ceded Reinsurance Agreements or to seek such other consents, waivers or the taking of such other actions from or by such reinsurers as may be reasonable, necessary or appropriate in furtherance of the transactions contemplated by this Agreement and the Reinsurance Agreement, it being understood and agreed that “reasonable best efforts” for purposes of this Section 5.6(a) shall not be deemed to obligate Cedent or any of its Affiliates to make any payments or otherwise pay any consideration to any Person in connection with any such consents, waivers or other actions under the Ceded Reinsurance Agreements. Reinsurer shall, at the request of Cedent, reasonably cooperate in good faith with Cedent in seeking such consents, waivers and the taking of such other actions; provided, that the Reinsurer shall not be obligated to make any payments or otherwise pay any consideration to any Person in connection with any such consents, waivers or other actions.

(b) Notwithstanding anything in this Section 5.6 to the contrary, the failure to obtain any approval described in Section 5.6(a) shall not (i) constitute a failure to satisfy any condition set forth in Article VI or (ii) otherwise relieve any Person from its obligation to consummate the transactions contemplated by the Transaction Agreements.

(c) In the event that Cedent is unable to obtain a waiver of any retention requirement described in Section 5.6(a), the parties shall negotiate in good faith revisions to the Reinsurance Agreement to provide for the retention by Cedent and/or its Affiliates of the minimum amount of Reinsured Benefits required in order for Cedent or its Affiliates, as applicable, to comply with such retention requirements.

(d) From the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement, in the event Cedent, GLIC, GLICNY or any of their respective Affiliates receives written notice of a proposed increase in the reinsurance rates with respect to the Reinsured Policies payable under any Ceded Reinsurance Agreement, Cedent shall, as promptly as practicable, give to the Reinsurer, or ensure that the Reinsurer is given, written notice of such proposed rate increase and copies of any related written correspondence from the reinsurer under such Ceded Reinsurance Agreement with respect to such proposed rate increase. To the extent reasonably practicable, Cedent shall, or shall cause the applicable ceding company under such Ceded Reinsurance Agreement to, request an extension of time to respond to such proposed increase until after the Closing (at which time the applicable provisions of Section 4 of Article II of the Reinsurance Agreement shall apply). To the extent that such an extension of time has not been obtained, Cedent shall respond to such proposed increase (to the extent applicable to risks arising in respect of the Reinsured Policies) in good faith and in a manner consistent with past practice.

SECTION 5.7. Reserved.

SECTION 5.8. Restructuring Transactions. Cedent shall use its reasonable best efforts to complete each of the Restructuring Transactions on or prior to the Closing. Reinsurer shall, at the request of Cedent and at Cedent’s sole cost and expense, reasonably cooperate in good faith with Cedent to complete the Restructuring Transactions. To the extent that any Restructuring Transactions have not been completed upon the Closing, Cedent shall continue to use its reasonable best efforts to complete any remaining Restructuring Transactions as soon as possible following the Closing; provided, that such obligation shall terminate upon the issuance of a final written decision of any applicable Governmental Authority, the approval of which is reasonably necessary to consummate such Restructuring Transaction, denying such approval.

SECTION 5.9. Public Announcements. Reinsurer and Cedent, and their respective Affiliates, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by the Transaction Agreements and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of the other party following such consultation (such approval not to be unreasonably withheld, delayed, or conditioned), except as may be required by Applicable Law or by the requirements of any securities exchange; provided that, in the event that any party is required by Applicable Law or the requirements of any securities exchange to issue any such press release or make any public statement and it is not feasible to obtain the advance approval of the other party hereto as required by this Section 5.9, the party that issues such press release or makes such statement shall provide the other party with notice and a copy of such press release or statement as soon as reasonably practicable.

SECTION 5.10. Further Assurances. Cedent and Reinsurer shall execute and deliver, or shall cause to be executed and delivered, such documents, certificates, agreements, and other writings and shall take, or shall cause to be taken, such further actions as may be reasonably required or requested by any party or its Affiliates to carry out the provisions of the Transaction Agreements and consummate or implement expeditiously the transactions contemplated by the Transaction Agreements.

ARTICLE VI.

CONDITIONS PRECEDENT

SECTION 6.1. Conditions to Each Party’s Obligations. The obligations of Reinsurer and Cedent to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a) Approvals. All consents, approvals or authorizations of, declarations or filings with, or notices to any Governmental Authority in connection with the transactions contemplated hereby that are set forth in Section 3.5 of the Cedent Disclosure Schedule or Section 4.5 of the Reinsurer Disclosure Schedule, other than the Financing Approvals, shall have been obtained or made and shall be in full force and effect, and all waiting periods required under Applicable Law with respect thereto shall have expired or been terminated.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction and no statute, rule, or regulation of any Governmental Authority preventing the consummation of the material transaction contemplated by the Transaction Agreements shall be in effect.

SECTION 6.2. Conditions to Obligations of Reinsurer. The obligations of Reinsurer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Cedent set forth in this Agreement, other than the Cedent Fundamental Representations (without giving effect to any limitation set forth therein as to materiality or Material Adverse Effect) shall be true and correct on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) the Cedent Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such date).

(b) Performance of Obligations of Cedent. Cedent shall have performed and complied in all material respects with all agreements, obligations, and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) Closing Deliveries. Cedent shall have delivered or caused to be delivered to Reinsurer each of the documents required to be delivered by it pursuant to Section 2.2.

(d) Restructuring Transactions. Each of the Restructuring Transactions identified in Annex B shall have been completed in accordance with Annex B.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, event, circumstance, effect, development, occurrence or condition of any character that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.3. Conditions to Obligations of Cedent. The obligations of Cedent to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Reinsurer set forth in this Agreement, other than the Reinsurer Fundamental Representations (without giving effect to any limitation set forth therein as to materiality) shall be true and correct on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect, and (ii) the Reinsurer Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such date).

(b) Performance of Obligations of Reinsurer. Reinsurer shall have performed and complied in all material respects with all agreements, obligations, and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) Closing Deliveries. Reinsurer shall have delivered or caused to have delivered to Cedent each of the documents required to be delivered by it pursuant to Section 2.2.

(d) Absence of Burdensome Condition. The consents, approvals or authorizations of, declarations or filings with, or notices to any Governmental Authority described in Section 6.1(a) shall have been obtained or made without the imposition of a Burdensome Condition.

ARTICLE VII.

INDEMNIFICATION

SECTION 7.1. Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of Cedent and Reinsurer contained in this Agreement shall survive the Closing solely for purposes of this Article VII and shall terminate and expire on the date that is eighteen (18) months following the Closing Date; provided that the representations and warranties made in Sections 3.1 (Organization, Standing and Corporate Power), 3.2 (Authority) and 3.15 (Brokers and Finders) (the “Cedent Fundamental Representations”) and Sections 4.1 (Organization, Standing and Corporate Power), 4.2 (Authority) and 4.8 (Brokers and Finders) (the “Reinsurer Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations.

(b) To the extent that it is to be performed after the Closing, each covenant in this Agreement will, for purposes of this Article VII, survive and remain in effect in accordance with its terms plus a period of six (6) months thereafter, after which no claim for indemnification with respect thereto may be brought hereunder. All covenants in this Agreement that by their terms are required to be fully performed prior to the Closing will survive until the date that is six (6) months after the Closing Date, after which time no claim for indemnification with respect thereto may be brought hereunder.

(c) Any claim for indemnification in respect of any breach of representation, warranty or covenant that is not asserted by notice given as required herein prior to the expiration of the applicable survival period specified in this Section 7.1 shall not be valid and any right to indemnification is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for an Indemnifiable Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.

SECTION 7.2. Indemnification.

(a) Cedent shall indemnify, defend and hold harmless Reinsurer, its Affiliates and their respective directors, officers, employees, successors and permitted assigns (collectively, the “Reinsurer Indemnified Persons”) from and against any and all Indemnifiable Losses resulting from or arising out of:

(i) any breach of any representation or warranty of Cedent made in Article III of this Agreement (other than Section 3.12(b) and Section 3.12(c)); or

(ii) any breach or nonfulfillment of any agreement or covenant of Cedent under this Agreement.

(b) Reinsurer shall indemnify, defend and hold harmless Cedent, its Affiliates and their respective directors, officers, employees, successors and permitted assigns (collectively, the “Cedent Indemnified Persons”) from and against any and all Indemnifiable Losses resulting from or arising out of:

(i) any breach of any representation or warranty of Reinsurer made in Article IV of this Agreement; or

(ii) any breach or nonfulfillment of any agreement or covenant of Reinsurer under this Agreement.

(c) For purposes of determining whether any representation or warranty has been breached and the amount of any Indemnifiable Losses under this Article VII, each representation and warranty contained in this Agreement shall be read without regard to any materiality or Material Adverse Effect (which instead will be read as an adverse effect or change) qualifier contained therein, except for any such limitation or qualification contained in Section 3.11(b).

SECTION 7.3. Certain Limitations.

(a) No party shall be obligated to indemnify and hold harmless its respective Indemnitees under Section 7.2(a)(i) (in the case of Cedent) or Section 7.2(b)(i) (in the case of Reinsurer), other than in respect of any breach of any Cedent Fundamental Representations or Reinsurer Fundamental Representations (as applicable) (i) with respect to any claim or claims based on substantially similar facts, events or circumstances, unless such claim or claims involve Indemnifiable Losses in excess of $50,000 (the “Threshold Amount”) (nor shall any claim that does not exceed the Threshold Amount be applied to or considered for purposes of calculating the amount of Indemnifiable Losses for which the Indemnitor is responsible under clause (ii) below), and (ii) unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees under such Sections 7.2(a)(i) (except in respect of Cedent Fundamental Representations) or such Section 7.2(b)(i) (except in respect of Reinsurer Fundamental Representations), as the case may be, exceeds $1,050,000 for all Indemnifiable Losses (the “Deductible”), at which point such Indemnitor shall be liable to its respective Indemnitees for the value of such claims under Sections 7.2(a)(i) or such Section 7.2(b)(i), as the case may be, that is in excess of the Deductible, subject to the limitations set forth in this Article VII. The maximum aggregate liability of Cedent, on the one hand, and Reinsurer, on the other hand, to their respective Indemnitees for any and all Indemnifiable Losses under Section 7.2(a)(i) (except in respect of a breach of the Cedent Fundamental Representations), in the case of Cedent, or Section 7.2(b)(i) (except in respect of a breach of the Reinsurer Fundamental Representations), in the case of Reinsurer, shall be an amount equal to $14,000,000.

(b) No Reinsurer Indemnified Person shall be entitled to indemnification with respect to any particular Indemnifiable Loss to the extent the related damages, losses, liabilities, obligations, costs, or expenses were included in the calculation of the Adjusted Initial Ceded Total Reserves.

(c) In the event a claim or any Action for indemnification under this Article VII has been finally determined, the amount of such final determination shall be paid (i) if the Indemnified Party is a Reinsurer Indemnified Person, by Cedent to the Reinsurer

Indemnified Person and, (ii) if the Indemnified Party is a Cedent Indemnified Person, by Reinsurer to the Cedent Indemnified Person, in each case on demand by wire transfer of immediately available funds to an account designated by Cedent or Reinsurer, as applicable. A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article VII when the parties to this Agreement have so determine by mutual agreement or, if disputed, when a final order, judgment, or decree of any Governmental Authority has been entered into with respect to such claim or Action.

(d) Notwithstanding anything contained in this Agreement to the contrary, in the event that any fact, event, or circumstance that results in an adjustment under Section 2.4 would also constitute a breach of or inaccuracy in any of Cedent’s representations, warranties, covenants, or agreement under this Agreement, Cedent shall have no obligation to indemnify any Reinsurer Indemnified Person with respect to such breach or inaccuracy to the extent such indemnification would result in a duplicate recovery.

(e) The parties hereto acknowledge and agree that, except as set forth in (i) Article II, (ii) Section 9.7(b), (iii) the Reinsurance Agreement and (iv) with respect to causes of action arising out from actual fraud, if the Closing occurs, their sole and exclusive remedy following the Closing at law or equity with respect to this Agreement, the transactions contemplated hereby, or any other matter relating to any party or its Affiliates prior to the Closing, in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or in tort, whether at law or in equity, or otherwise, shall be pursuant to the provisions set forth in this Article VII.

(f) Notwithstanding anything contained in this Agreement to the contrary, the Reinsurer shall have no rights and remedies whatsoever under this Agreement, including any claim for indemnification under this Article VII or injunctive relief, in connection with any breach by Cedent of the representations and warranties contained in Section 3.12(b) or Section 3.12(c), except as expressly set forth in Section 6.2(a)(i).

SECTION 7.4. Procedures for Third Party Claims.

(a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than thirty (30) calendar days after becoming aware) thereof and such notice shall include a reasonable description of the claim and any documents relating to the claim and an estimate of the Indemnifiable Loss and shall reference the specific sections of this Agreement that form the basis of such claim; provided that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay (except that the Indemnitor shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnitor, within five calendar days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b) The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor. Any election by the Indemnitor to assume the defense of a Third Party Claim must be delivered by the Indemnitor to the Indemnitee within fifteen (15) Business Days after receipt by the Indemnitor of the Indemnitee’s notice delivered pursuant to Section 7.4(a). Such assumption of defense shall not be deemed to be an admission or assumption of liability by the Indemnitor. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above). If the Indemnitor chooses to defend any Third Party Claim, all of the parties hereto shall, and shall cause their respective Affiliates to, cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnitor’s request at the Indemnitor’s expense) the provision to the Indemnitor of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise, or discharge, such Third Party Claim without the Indemnitor’s prior written consent, and any such admission, payment, settlement, compromise, or discharge without the Indemnitor’s prior written consent shall be deemed to be a waiver by the Indemnitee of any right to indemnity for all Indemnifiable Losses related to such Third Party Claim. If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise, or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed); provided that the Indemnitor may pay, settle, compromise, or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (i) includes a release of the Indemnitee from all liability in respect of such Third Party Claim, (ii) does not subject the Indemnitee to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability, or failure to act by or on behalf of the Indemnitee. If the Indemnitor submits to the Indemnitee a bona fide settlement offer that satisfies the requirements set forth in the proviso of the immediately preceding sentence and the Indemnitee refuses to consent to such settlement, then thereafter the Indemnitor’s liability to the Indemnitee with respect to such Third Party Claim shall not exceed the Indemnitor’s portion of the settlement amount included in such settlement offer, and the Indemnitee shall either assume the defense of such Third Party Claim or pay the Indemnitor’s attorney’s fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Third Party Claim.

SECTION 7.5. Direct Claims. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim. If the Indemnitor does not so respond within such 30-day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.

SECTION 7.6. Certain Other Matters. Upon making any Indemnity Payment, Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of Indemnitee against any third Person (other than any Tax authority) in respect of the Indemnifiable Loss to which the Indemnity Payment related. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

ARTICLE VIII.

TERMINATION PRIOR TO CLOSING

SECTION 8.1. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) by Cedent or Reinsurer in writing, if there shall be any order, injunction, or decree of any Governmental Authority that prohibits or restrains any party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(a) shall have performed in all material respects its obligations under this Agreement, acted in good faith, and, if binding on such party, used reasonable best efforts to prevent the entry of, and to remove, such order, injunction, or decree in accordance with its obligations under this Agreement;

(b) by Cedent or Reinsurer in writing, if the Closing has not occurred on or prior to June 30, 2016 (as it may be extended, the “Deadline Date”), unless the failure of the Closing to occur is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

(c) by either Cedent or Reinsurer (but only so long as Cedent or Reinsurer, as applicable, is not in material breach of its obligations under this Agreement) in writing, if a breach of any provision of this Agreement that has been committed by the other party would cause the failure of any mutual condition to Closing or any condition to Closing for the benefit of the non-breaching party and such breach is not subsequently waived by the non-breaching party or capable of being cured or is not cured within 30 calendar days after the breaching party receives written notice from the non-breaching party that the non-breaching party intends to terminate this Agreement pursuant to this Section 8.1(c); or

(d) by mutual written consent of Cedent and Reinsurer.

SECTION 8.2. Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become null and void and of no further force and effect without liability of either party (or any Representative of such party) to the other party to this Agreement; provided that no such termination shall relieve a party from liability for any breach of this Agreement prior to such termination or for actual fraud. Notwithstanding the foregoing, Section 1.1, this Section 8.2 and Article IX shall survive termination hereof pursuant to Section 8.1. If this Agreement is terminated pursuant to Section 8.1, (a) Reinsurer shall return all documents received from Cedent, its Affiliates, and its Representatives relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to Cedent, and (b) all confidential information received by Reinsurer with respect to Cedent and its Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE IX.

GENERAL PROVISIONS

SECTION 9.1. Fees and Expenses. Each party hereto shall, except as otherwise provided in this Agreement, pay its own Transaction Expenses incident to preparing for, entering into, and carrying out the Transaction Agreements and the consummation of the transactions contemplated thereby.

SECTION 9.2. Notices. Notices and other communications required or permitted to be given under this Agreement shall be effective if in writing and (i) mailed by United States registered or certified mail, return receipt requested, (ii) delivered by overnight express mail, (iii) e-mailed (with confirmation of receipt) or (iv) sent by facsimile transmission (followed by a confirmation mailed by first class or overnight mail) to:

(a) if to Reinsurer:

Protective Life Insurance Company

2801 Highway 280 South

Birmingham, Alabama 35223

Attention: General Counsel

Email: Debbie.Long@protective.com

Facsimile: (205) 268-3597

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Marilyn Lion, Esq.

E-mail: malion@debevoise.com

Facsimile: (212) 521-7108

(b) if to Cedent:

Genworth Life and Annuity Insurance Company

6620 West Broad Street

Richmond, Virginia 23230

Attn: Legal Department

Facsimile: (804) 662-2414

with a copy (which shall not constitute notice) to:

Genworth Life and Annuity Insurance Company

700 Main Street P.O. Box 1280

Lynchburg, Virginia 24505-1280

Attn: General Counsel

Facsimile: (434) 948-5819

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Alexander M. Dye

E-mail: adye@willkie.com

Facsimile: (212) 728-9642

Either party hereto may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section.

SECTION 9.3. Construction.

(a) Any reference herein to “days” (as opposed to “Business Days”) shall be deemed to mean calendar days.

(b) Any reference herein to a “consent” shall be deemed to mean prior written consent.

(c) Any reference herein to “notice” shall be deemed to mean prior written notice.

(d) Any reference herein to “including” and words of similar import shall mean “including without limitation,” unless otherwise specified.

(e) When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated.

(f) Unless otherwise specified, all references herein to any statute, rule, or regulation are to the statute, rule, or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under said statutes) and to any section of any statute, rule, or regulation, including any successor to said section.

(g) Any fact or item disclosed in any section of each of the Reinsurer Disclosure Schedule or the Cedent Disclosure Schedule shall be deemed disclosed in all other sections of such Disclosure Schedule to the extent the applicability of such fact or item to such other section of such Disclosure Schedule is reasonably apparent. Disclosure of any item in the Reinsurer Disclosure Schedule or the Cedent Disclosure Schedule, as the case may be, shall not be deemed an admission that such item represents a material item, fact, exception of fact, event, or circumstance or that occurrence or non-occurrence of any change or effect related to such item would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(j) All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day.

(k) This Agreement has been fully negotiated by the parties hereto and shall not be construed by any Governmental Authority or other Person against either party by virtue of the fact that such party was the drafting party.

SECTION 9.4. Entire Agreement. This Agreement (including all exhibits and schedules hereto), the Confidentiality Agreement and the Reinsurance Agreement constitute the entire agreement, and supersede all prior agreements, understandings, representations, and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.

SECTION 9.5. Third Party Beneficiaries. Except as set forth in Article VII with respect to the Reinsurer Indemnified Persons and the Cedent Indemnified Persons, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

SECTION 9.6. Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.7. Jurisdiction; Enforcement.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City of New York (each, a “New York Court”) for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement. In any such action, suit, or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that such action, suit, or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit, or other proceeding is brought in an inconvenient forum or that the venue of such action, suit, or other proceeding is improper; provided that nothing set forth in this sentence shall prohibit any of the parties hereto from removing any matter from one New York Court to another New York Court. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit, or other proceeding will be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 9.2, constitute good, proper, and sufficient service thereof.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition (subject to the terms of this Agreement) to any other remedy to which such party is entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives any defense or counterclaim, that there is an adequate remedy at law.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

SECTION 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be novated, transferred or assigned, in whole or in part, by either party without the non-transferring party’s consent; provided that the merger of Cedent with an entity which was under common control with it before such merger, regardless of whether Cedent is the survivor of such merger, shall not be deemed to be an assignment; any such resulting merged entity shall be considered to be Cedent under this Agreement. Upon assignment, this Agreement will be binding upon the respective successors and assigns.

SECTION 9.9. Amendments. This Agreement may be amended only by written agreement of the parties. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

SECTION 9.10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of Cedent or Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

SECTION 9.11. Waiver. Either party may choose not to enforce or insist upon the strict adherence to any provision or right under this Agreement. If either party so elects, it will not be considered to be a permanent waiver of such provision nor in any way affect the validity of this Agreement. The applicable party will still have the right to insist upon the strict adherence to that provision or any other provision of this Agreement in the future. Any waiver of provisions by a party under this Agreement must be in writing and signed by a duly authorized representative of the party.

SECTION 9.12. Certain Limitations.

(a) Notwithstanding anything to the contrary contained herein, the other Transaction Agreements, the Cedent Disclosure Schedule, or any of the Schedules or Exhibits hereto or thereto, Reinsurer acknowledges and agrees that neither Cedent nor any of its Affiliates, nor any Representative of any of them, makes or has made, and Reinsurer has not relied on, any inducement, promise, representation or warranty, oral or written, express or implied, other than except as expressly made by Cedent in Article III. Without limiting the generality of the foregoing, other than as expressly set forth in Article III, no Person has made any representation or warranty to Reinsurer with respect to the Business or any other matter, including with respect to (i) the probable success or profitability of the Business after the Closing, or (ii) any information, documents, or material made available to Reinsurer, its Affiliates, or their respective Representatives in any “data rooms,” information memoranda, management presentations, functional “break-out” discussions, or in any other form or forum in connection with the transactions contemplated by this Agreement, including any estimation, valuation, appraisal, projection, or forecast. With respect to any such estimation, valuation, appraisal, projection, or forecast (including and confidential information memoranda prepared by or on behalf of Cedent in connection with the transactions contemplated by this Agreement), Reinsurer acknowledges that: (i) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections, and forecasts; (ii) it is familiar with such uncertainties; (iii) except as expressly set forth in Section 3.12(b) and Section 5(a) of Article VIII of the Reinsurance Agreement it is not acting and has not acted in reliance on any such estimation valuation, appraisal, projection, or forecast delivered by or on behalf of Cedent to Reinsurer, its Affiliates or their respective Representatives; (iv) such estimations, valuations, appraisals, projections, and forecasts are not and shall not be deemed to be representations or warranties of Cedent or any of its Affiliates except as expressly set forth in Section 3.12(b) and

Section 5(a) of Article VIII of the Reinsurance Agreement; and (v) it shall have no claim against any Person with respect to any such valuation, appraisal, projection, or forecast except with respect to representations and warranties expressly set forth in Section 3.12(b) and Section 5(a) of Article VIII of the Reinsurance Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, Cedent makes no express or implied representation or warranty hereby or otherwise under this Agreement as to the future experience, success or profitability of the Business, whether or not conducted in a manner similar to the manner in which such business was conducted prior to the Closing, that the Insurance Reserves or the assets supporting such Insurance Reserves have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible, or except as expressly set forth in Section 3.12(a)(ii)(A) and (B), whether such reserves were calculated, established, or determined in accordance with any actuarial, statutory or other standard.

(c) Reinsurer further acknowledges and agrees that it (i) has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Business, (ii) has been provided adequate access to such information as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as it deems necessary and appropriate fully and completely to review and analyze such information, documents, and other materials, and (iv) has been provided an opportunity to ask questions of Cedent with respect to such information, documents, and other materials and has received answers to such questions that it considers satisfactory.

(d) Under no circumstances does any of the content of this Agreement or the Reinsurance Agreement constitute an express or implied representation or warranty with respect to the future performance of the Reinsured Policies or of the experience, success or profitability of the Reinsured Policies.

SECTION 9.13. Currency. All financial data required to be provided pursuant to the terms of this Agreement shall be expressed in United States dollars. All settlements of account between Cedent and Reinsurer shall be in cash.

SECTION 9.14. No Offset. No party to this Agreement may offset any amount due to the other party hereto or any of such other party’s Affiliates under this Agreement against any amount owed or alleged to be owed from such other party or its Affiliates under this Agreement or any other Transaction Agreement without the written consent of such other party. For clarity, this Section 9.14 shall not be construed to limit or otherwise affect the rights of any such party to offset any mutual debits and credits arising under the Reinsurance Agreement to the extent permitted thereunder.

SECTION 9.15. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Cedent and Reinsurer agree that transmission of copies of original signatures via electronic means, either by facsimile or as a “scanned” document attached to electronic mail, shall constitute valid execution of this Agreement. In the event of an electronic exchange of signatures for this Agreement, Cedent and Reinsurer agree to subsequently exchange original “wet” execution signatures of this Agreement within a reasonable time following the electronic exchange of signatures; provided that the failure of any party to exchange original “wet” execution signatures of this Agreement shall in no event affect the validity or enforceability of this Agreement. Such “wet” execution signatures will reflect the date of original execution and thus will be executed in counterpart.

(remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, all as of the date first written above.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

By:	/s/ Lou E. Hensley
Name:	Lou E. Hensley
Title:	President and CEO

PROTECTIVE LIFE INSURANCE COMPANY

By:	/s/ Nancy Kane Curreri
Name:	Nancy Kane Curreri
Title:	Senior Vice President, Acquisitions